Exhibit 8.1

December 16, 2005

Telesp Celular Participações S.A.

Avenida Roque Petroni Junior, 1.464, 4.º andar

São Paulo, SP, Brasil

Ladies and Gentlemen,

We have acted as Brazilian counsel to Telesp Celular Participações S.A. (“TCP”) in connection with a proposed merger of 100% of the shares of Tele Centro Oeste Participações S.A. (“TCO”) (”Merger of Shares”) and the merger of Tele Sudeste Participações S.A (“TSD”), Tele Leste Celular Participações S.A (“TLE”) and Celular CRT Participações S.A (“CRT”) (“Merger of the Companies”) and the related filing by TCP on December 16, 2005 of the Registration Statement on Form F-4 (“TCP Form F-4”) with the U.S. Securities and Exchange Commission in connection with the issuance of shares by TCP under the Merger of Shares and the Merger of the Companies.

We hereby confirm that the discussion set forth in the TCP Form F-4 and the related prospectus under the caption “Enforceability of Civil Liabilities under U.S. Securities Laws” (Part Seven) and the discussion set forth under the caption “Material Tax Considerations - Brazilian Tax Considerations - The Merger ” (Part Five), insofar as such discussions constitute summaries of Brazilian law, fairly summarize the matters referred to therein based on what is expressed in Brazilian law in force as of date of this letter.

We hereby consent to the filing of this opinion as an exhibit to the TCP Form F-4 and to any related supplemental registration statement filed pursuant to the rules applicable thereto and to the reference to our name under the above-mentioned captions of the TCP Form F-4.

Very truly yours,

/s/ Machado, Meyer, Sendacz e Opice Advogados